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                                                                     EXHIBIT 5.1




                         [LETTERHEAD OF ROGERS & WELLS]





                               November 20, 1995



Saba Petroleum Company
17512 Von Karman Avenue
Irvine, California 92714

                 Re:            % Convertible Senior Subordinated Debentures
                          Due 2005 of Saba Petroleum Company in the Aggregate Principal Amount of $14,375,000
                          ---------------------------------------------------

Gentlemen:

         We have acted as counsel for Saba Petroleum Company, a Colorado corporation (the "Company"), in connection with the proposed sale of (i) % Convertible Senior Subordinated Debentures due 2005 (the "Debentures") of the Company in the aggregate principal amount of $14,375,000 (including $1,875,000 principal amount of additional Debentures issuable upon exercise of an underwriters' over-allotment option) and (ii) an indeterminate number of shares of Common Stock, no par value, of the Company (the "Shares") issuable upon the exercise of the conversion right provided by the Debentures, pursuant to a Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (the "Registration Statement"). The Debentures will be issued pursuant to an Indenture to be dated as of December , 1995 (the "Indenture"), between the Company and BNY Western Trust Company (the "Trustee").

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that:

         1. The Indenture, when duly executed and delivered by the Company and the Trustee, will constitute a valid and binding instrument of the Company.

         2. The Debentures have been duly authorized and, when duly executed, authenticated and delivered to and paid for by the Underwriters, will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.